Exhibit 99.1

Notice of Change in Blackout Period
to Directors and Executive Officers of
The ServiceMaster Company

July 12, 2007

On  June 1, 2007,  we notified you of a “blackout period” under the ServiceMaster Profit Sharing and Retirement Plan (the “401(k) Plan”) beginning the week of June 24, 2007, during which plan participants would be temporarily unable to:

☐            direct or diversify investments in the ServiceMaster Stock Fund maintained under the 401(k) Plan, or

☐            otherwise access the balances in the ServiceMaster Stock Fund for purposes of loans, withdrawals or distributions.

This notice also explained that directors and executive officers of ServiceMaster are prohibited from trading in ServiceMaster common stock during this blackout period.

A copy of this earlier notice is attached.

At the time of this earlier notice, it was anticipated that the blackout period would end the week of July 1, 2007.  However, due to an unforeseen change in the closing date of the acquisition of ServiceMaster by ServiceMaster Global Holdings, Inc., a corporation formed by investors led by a private investment fund managed by Clayton, Dubilier & Rice, Inc., it has become necessary to extend the blackout period of the ServiceMaster Stock Fund to the week of July 22, 2007.

During this period, you can determine whether the blackout period has started or ended by calling a T. Rowe Price representative at
1-800-922-9945.

During the blackout period you will not be permitted to purchase, sell or otherwise acquire or transfer, directly or indirectly, any shares of ServiceMaster common stock to the extent such shares are, or were, acquired in connection with your service or employment as a director or executive officer of ServiceMaster.  For example, you will be prohibited from:

☐            transferring your own 401(k) Plan account into or out of ServiceMaster shares,

☐            buying or selling shares of ServiceMaster common stock on the open market, and

☐            exercising ServiceMaster stock options.

(In addition, you are subject to ServiceMaster’s Policy Regarding Securities Trading and Confidentiality that requires you to pre-clear any proposed transaction with our Chief Financial Officer or General Counsel.)

If you engage in a transaction that violates these rules, you may be required to disgorge any profits realized from such transaction and you will be subject to civil and criminal penalties.  Accordingly, we strongly urge you to refrain from making any trades in ServiceMaster common stock during the blackout period.

If you have any questions concerning this notice or whether certain transactions are subject to this prohibition, you should contact T. Rowe Price at 1-800-922-9945.

Sincerely,

ServiceMaster Benefits Department